Exhibit 10.11

MANAGEMENT AGREEMENT

WESTCORE JAY, LLC

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made as of June 27, 2006, by and between WESTCORE JAY, LLC, a Delaware limited liability company (“Owner”) and WELLCORP PROPERTIES, LLC, a Delaware limited liability company (“Manager”).

RECITALS

A. Owner is the owner of that certain property known as 3101, 3121, 3131 and 3151 Jay Street, Santa Clara, California and more particularly described on Schedule 1 attached hereto, together with certain office buildings (the “Buildings”) and other improvements (collectively, the “Improvements”), erected thereon (such fee simple interest and the Improvements are hereinafter collectively referred to as the “Property”).

B. Owner desires to engage and appoint Manager as its exclusive managing agent for the Property, and Manager desires to accept such appointment, all upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Owner and Manager hereby agree as follows:

1. Appointment.

Owner hereby appoints and employs Manager as the exclusive managing agent for the Property upon, and subject to, the terms and conditions of this Agreement, and Manager hereby accepts such appointment. Manager shall manage, maintain and operate the Property in a manner consistent with that conducted of office building properties comparable in size, type and location to the Property and shall use reasonable diligence in all its endeavors.

2. Term.

This Agreement shall commence on the date hereof and, subject to Paragraph 9 below, shall remain in full force and effect for a term of five (5) years through June 30, 2011 (the “Term”); provided that if neither party terminates this Agreement by delivering written notice to the other party at least thirty (30) days prior to the then-existing termination date, this Agreement shall automatically renew on a year-to-year basis for successive twelve (12) month periods.

3. Manager’s Duties and Powers.

(a) General Scope. Except as otherwise set forth herein, Manager shall manage, coordinate and supervise the conduct of the business and affairs pertaining to the operation, maintenance and management of the Property (collectively the “Management Activities”). The Management Activities shall be conducted (hereinafter referred to as “Management Standards”) (i) in a manner consistent with the existing character, condition and level of operation and maintenance of the Property, and (ii) with reasonable diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. Additionally, to the extent reasonably practicable, Manager shall conduct the Management Activities in a manner consistent with the requirements of any Leases (as hereinafter defined), mortgages, deeds of trust, certificates of occupancy, permits, licenses, consents or other recorded and unrecorded agreements (collectively, “Key Documents”) now or hereafter affecting the Property to the extent that true and correct copies of such Key Documents have been delivered to Manager. To the extent Manager is uncertain of its obligations under any Lease or Key Document, Manager shall have the right (if Manager has requested Owner to explain Manager’s obligations and Owner has either failed to do so or Manager, in good faith, disagrees with Owner’s interpretation) to engage legal counsel at Owner’s expense (within the limitations of the Approved Annual Budget (as defined in Paragraph 5)) and to rely upon the advice of such counsel. Manager shall have no authority to and may not execute any mortgages or deeds of trust on Owner’s behalf. Unless otherwise instructed by Owner in writing, Manager shall have the right to execute Leases on Owner’s behalf, provided that such Leases are consistent with general leasing parameters approved by Owner and provided that Manager shall not without Owner’s consent execute any Major Tenant Lease under (and as defined in) that certain Agreement of General Partnership of Westcore Jay Partners (“Westcore Jay”), dated the date hereof (the “Westcore Jay Partnership Agreement”), by and between Dividend Jay, LLC and WP Jay, LLC. Manager shall have such responsibilities, and shall perform and take, or cause to be performed or taken, such services and actions customarily performed or taken by managing agents of comparable office building complexes and as shall be necessary or advisable for the proper conduct of the Management Activities in accordance with the Management Standards, including, without limitation, the duties set forth in Paragraphs 3(b) through (o) below, subject, however, to the limitations set forth in this Agreement. Unless otherwise specifically provided in this Agreement, all services and actions that Manager is required or permitted to perform or take, or cause to be performed or taken, under this Agreement in connection with the Management Activities shall be performed or taken, as the case may be, on behalf of Owner and at Owner’s sole expense, and within the limitations of the Approved Annual Budget.

(b) Rent Bills and Collections.

(i) Unless otherwise instructed by Owner, Manager shall prepare and deliver to all persons, firms and entities occupying or using space in the Building(s) (individually, a “Tenant” and collectively “Tenants”) monthly bills setting forth all rent, escalation payments, common area maintenance payments and other amounts payable by such Tenants (collectively, “Rent”) under the terms of their respective leases or license, occupancy or similar agreements

(individually, a “Lease” and collectively, “Leases”). Such bills shall be accompanied by such other information and materials as Owner is required to furnish such Tenants under their respective Leases. Manager shall use reasonable efforts to collect all Rent, but shall not seek to dispossess any Tenant or initiate legal action without Owner’s prior written consent. Unless otherwise instructed by Owner, all Rent, security deposits or other sums collected by Manager from Tenants shall be deposited in an insured account in the name of Owner. Notwithstanding anything to the contrary provided herein, Owner retains the right to require Manager to utilize a lockbox arrangement or such other arrangement mutually satisfactory to Owner and Manager.

(ii) Manager shall take all such actions as Manager shall deem necessary or advisable to enforce all rights and remedies of Owner under the Leases or to protect the interests of Owner, including, without limitation, the preparation and delivery to Tenants of all “late payment,” default and other appropriate notices, requests, bills, demands and statements. Owner reserves the right, however, to direct Manager not to take any such actions or deliver any such letters. Manager shall have the right in its good faith discretion to retain counsel, collection agencies and such other persons and firms as Manager shall deem appropriate or advisable to enforce, by legal action, the rights and remedies of Owner against any Tenant in default in the performance of its obligations under a Lease, provided that, Manager shall not, without the prior consent of Owner, authorize the filing of any lawsuit against any Tenant or any other person in connection with any Lease or other matter relating to the Property. Manager shall keep Owner informed on a regular basis of the progress of all legal actions.

(c) Employees. To the extent necessary for the conduct of the Management Activities, Manager shall hire qualified personnel who, in each instance, shall be employees of Manager (and not of Owner). Manager shall direct and supervise all personnel hired by Manager in the performance of their duties. If Owner is dissatisfied with the performance of any of Manager’s employees, Owner shall specify to Manager the cause of such dissatisfaction and Owner and Manager shall thereafter cooperate to amicably resolve to the mutual satisfaction of the parties hereto any concerns reasonably raised by Owner, provided that Owner shall not have the right to require Manager to terminate any particular employee. Manager shall use commercially reasonable care in the selection and supervision of all employees and, having used such care, Manager shall have no responsibility or liability to Owner or any other person for any act or omission, tortious or otherwise, of any employee.

(d) Professionals and Contractors. To the extent Manager reasonably deems necessary in connection with the Management Activities, and unless otherwise instructed by Owner, Manager may (i) execute on Owner’s behalf written contracts with architects, engineers, accountants, attorneys, tradesmen and other independent contractors (collectively, the “Third Parties”) to perform services; (ii) supervise the administration and monitor the performance of all work to be performed and services to be rendered under all such contracts with Third Parties; and (iii) if Manager may lawfully do so, discharge and terminate the services of any one or more of such Third Parties; provided, however, that (x) any such contract having a term in excess of one year must be terminable by Owner on no more than 30 days’ notice without cause; (y) the nature and cost of the services to be contracted for are included in the then current Approved Annual Budget; and (z) any such contract with an Affiliate (as defined in the Westcore Jay Partnership Agreement) of Manager shall be subject to Owner’s prior written approval. To the extent that Manager is required by the next following paragraph of this Paragraph 3(d) to submit any service contracts for repetitive services (e.g., janitorial, landscaping, window washing) to competitive bidding, Manager shall so submit such contracts for competitive bidding no less frequently than once every three years. Manager shall use due care in the selection and supervision of all such Third Parties and, having used such care, shall have no responsibility or liability to Owner or any other person for any act or omission, tortious or otherwise, of any such Third Party.

Manager shall submit any item of work or purchase (except in an emergency) to competitive bidding (i) upon the request of Owner, or (ii) if such item of work or purchase is reasonably anticipated to cost in excess of $20,000.00 whether or not such item is included in the Approved Annual Budget. Where competitive bidding is required pursuant to this Agreement, the following provisions shall be applicable:

(i) A minimum of two (2) written bids shall be obtained if the contract provides for payments in excess of $20,000 and less than $30,000. Notwithstanding the foregoing, (x) contracts providing for payment in excess of $20,000 where one of the bidding parties has obtained two or more contracts from Manager providing for payments in excess of $20,000 within the previous 12 months and (y) contracts providing for payments in excess of $30,000 will, in either such case, require a minimum of three (3) bids.

(ii) Each bid shall be solicited by Manager in a form intended to elicit uniformity in bid quotes.

(iii) Unless Owner requires otherwise, Manager may accept any qualified bid without prior approval from Owner if the expenditure is contemplated by the Approved Annual Budget and will not result in exceeding the anticipated expenditure in the Approved Annual Budget for that work or purchase; provided, however, if Manager accepts other than the lowest qualified bid, Manager shall adequately support, in writing, its selection.

(iv) Manager shall maintain adequate records of its compliance with the foregoing competitive bidding procedure.

(v) The foregoing bidding requirements shall not apply to the employment or retention of consultants and professionals (nor shall Owner’s consent be required for such employment or retention) to the extent such expenditures are in accordance with the Approved Annual Budget.

(e) Maintenance.

(i) Manager shall cause the Property to be maintained in a manner consistent with the Management Standards.

(ii) To the extent of the capacity of all equipment and systems located in or servicing the Property, and to the extent that funds are provided by Owner, Manager shall cause all such equipment and systems to be operated effectively and maintained in good repair and in a manner consistent with the Management Standards, and Manager shall cause to be provided or made available to Tenants those services which Owner is required to provide or make available under the Leases.

(iii) Unless otherwise instructed by Owner, Manager may execute on Owner’s behalf such service and maintenance contracts as shall be necessary or appropriate for the operation and maintenance of the Property in a manner consistent with the Management Standards and the requirements of Paragraph 3(d) above, including the equipment and systems located in or servicing the Improvements (including, without limitation, contracts for utilities, telephone service, window cleaning, landscape maintenance, rubbish removal, fuel, security, food vending and vermin extermination). Manager shall purchase, pursuant to an Approved Annual Budget or as otherwise approved by Owner, all supplies, materials, tools and equipment as are necessary or appropriate for the operation and maintenance of the Property in accordance with the Management Standards. All such supplies, materials, tools and equipment shall belong to and shall be the property of Owner and may be used only for the benefit of the Property.

(f) Repairs. Manager shall cause all repairs to be made to the Improvements and all equipment and systems located in or servicing the Property and, pursuant to the terms of the Leases or as otherwise approved by Owner, shall cause such interior alterations and decorations to be made to the Improvements as are reasonably necessary or advisable for the operation and maintenance of the Improvements in accordance with the Management Standards. Notwithstanding the cost limitations set forth in Paragraph 4(a) of this Agreement, Manager may cause to be made all repairs which Manager believes in good faith are immediately necessary for the preservation or protection of the Improvements or the safety of Tenants and other persons in or on the Improvements, or are otherwise reasonably required to avoid the suspension of any necessary services in the Building(s) without Owner’s prior approval and without being limited by the Approved Annual Budget (but Manager shall use commercially reasonable steps to effect such repairs in a cost effective manner given the circumstances); provided, however, that in each such instance Manager shall, before causing any such emergency repair to be made, use reasonable efforts under the circumstances to notify Owner of the emergency situation and obtain its approval of such repair. If Manager cannot notify Owner of the emergency situation before commencing the emergency repair, it shall notify Owner of the emergency situation and the repair made to correct it as soon as reasonably possible thereafter.

(g) Supervision of Tenants.

(i) Manager shall plan and coordinate the moving in and moving out of Tenants in the Building(s) and, unless instructed by Owner to the contrary, shall manage and supervise all construction, alteration and decoration work Owner is required under Leases or chooses to perform for Tenants.

(ii) Manager shall receive and use reasonable efforts to attend to and resolve all complaints of Tenants and shall attempt to resolve any complaints, disputes or disagreements by or among Tenants, but shall not expend more than $20,000 in each instance, or $30,000 in the aggregate in any calendar year, to settle any dispute with a Tenant without the prior consent of Owner.

(iii) Manager shall monitor the operation of all Tenants to determine their compliance with the terms and provisions of their respective Leases, including, without limitation, the “Rules and Regulations” of the Building(s). Manager shall notify the respective Tenants of any violations of such Leases and use reasonable efforts to cause such Tenants to correct such violations promptly. Manager shall notify Owner of any ongoing material violations by Tenants of their Leases.

(h) Insurance.

(i) Owner shall obtain and maintain all such insurance coverage as Owner is required to carry under Paragraph 7 of this Agreement, as well as such other insurance as is provided for by the Approved Annual Budget or is required under any Key Document or is otherwise requested by Owner. If requested by Owner, Manager shall monitor the insurance coverage of Owner. Manager shall prepare and file all reports, claims, notices and other documents required in connection with all policies of insurance carried by Owner and any claims thereunder. Manager shall advise Owner of any material casualty to the Improvements or of any material claims asserted by third parties of which Manager has actual knowledge for personal injury or property damage. Any casualty to the Improvements resulting in damages exceeding $50,000 or any claim by a third party for more than $200,000 shall be deemed material for purposes of this Paragraph 3(h)(i). Manager shall take such steps as Owner shall reasonably require to adjust and settle any casualty insurance claims, provided that Manager shall not agree to any settlement over $200,000 without the prior written consent of Owner.

(ii) Manager shall monitor the insurance coverage of all Tenants and Third Parties specified under the terms of the Leases or contracts with such Tenants or Third Parties, as the case may be, and verify that such insurance coverages comply with the applicable Lease or contract. Manager shall review such contracts to determine whether such contracts require such types and amounts of insurance as are customarily required of such Third Parties.

(iii) Notwithstanding anything to the contrary in this Agreement, Owner acknowledges and agrees that Owner will obtain all required insurance, and Manager shall not be liable to Owner for failure to obtain insurance. Without limiting the generality of the foregoing, Manager will not be liable to Owner for failure to obtain or maintain insurance if (i) such failure is a result of Owner’s failure or refusal to approve insurance reasonably proposed by Manager or (ii) such failure is a result of the failure of Owner to provide sufficient funds to pay for such insurance (it being agreed that Manager shall not have an obligation to provide its own funds in respect thereof). In addition, Manager shall in no event be liable to Owner for (A) the failure of an insurance provider to make payments in respect of a policy of insurance or (B) for any uninsured matter (except to the extent that such uninsured matter is in violation of the foregoing insurance obligations of Manager). In addition, Manager shall in no event be liable to Owner if insurance coverage is not reasonably obtainable or obtainable at a reasonable cost.

(i) Advertising – Public Relations. Manager, at the expense of and with the prior approval of Owner (or as otherwise specifically provided for in the Approved Annual Budget), shall place such advertisements and shall generally supervise and attend to all promotional matters pertaining to the operation of the Property as Manager shall deem advisable. Unless otherwise directed by Owner, Manager shall represent Owner in connection with all matters of general public interest that pertain to the Property and shall attempt to amicably resolve any complaints, disputes or disagreements in connection therewith as promptly as is reasonably possible.

(j) Compliance with Laws. Manager shall use reasonable efforts to cause the Tenants and Third Parties to take or shall otherwise take such actions with respect to the Property as shall be reasonably necessary to comply with all the Key Documents, the legal requirements applicable to the Property and the requirements of any insurance company insuring the Property that have been disclosed to Manager or of which Manager otherwise has knowledge. Manager shall use reasonable efforts, on behalf of Owner (and at Owner’s sole cost and expense), to comply with all the Key Documents and legal requirements applicable to Owner with respect to the Property. If Manager is uncertain regarding the applicability of any legal or other requirements affecting the Property, Manager shall have the right (if Manager has requested Owner to explain Manager’s obligations and Owner has either failed to do so or Manager, in good faith, disagrees with Owner’s interpretation) to engage legal counsel at Owner’s expense (within the Approved Annual Budget) and to rely upon the advice of such counsel. Notwithstanding anything to the contrary set forth in this Paragraph 3(j), Manager shall have no liability to Owner or any other person with respect to any legal requirements applicable to or otherwise binding upon any Tenant. If Manager receives any notice of a violation of any Key Document or legal requirement, Manager shall promptly notify Owner and furnish copies of such notice. Unless the cost of compliance exceeds the amounts allocated therefor in the Approved Annual Budget, Manager shall remedy the noncompliance and use commercially reasonable efforts to avoid any penalty to which Owner may be subject by reason of the noncompliance. Manager shall provide Owner with evidence that the non-compliance has been remedied.

Notwithstanding the cost limitations set forth in Paragraph 4(a) of this Agreement, Manager may, without Owner’s prior written approval, take or cause to be taken any such actions without limitation as to cost if failure to do so would or might, in Manager’s good faith judgment, expose Owner or Manager to criminal liability; provided, however, that in each such instance Manager shall, before taking or causing to be taken any such action, use reasonable efforts under the circumstances to notify Owner of the need for such action and to obtain Owner’s approval. If Manager is unable to notify Owner and obtain its prior approval for any action it takes pursuant to the preceding sentence, it shall notify Owner of such action as soon as possible thereafter. Manager and Owner shall each promptly notify the other of any violation, order, rule or determination affecting the Property of any governmental authority or Board of Fire Underwriters or similar agency.

(k) Taxes. Owner or Manager, whichever receives tax bills, shall timely provide to the other such bills for real estate, personal property, and all other taxes and assessments, if any, against the Property, and Manager will assist and cooperate with Owner, at Owner’s sole cost and expense, in connection with all such taxes and any other Impositions (as defined below) in all ways reasonably requested by Owner, including applications or petitions of Owner for reduction of taxes or assessments. As used herein, “Impositions” shall mean all taxes, assessments, special assessments, rents and charges for any easement or agreement maintained as part of or for the benefit of the Property, use and occupancy taxes and charges, water and sewer charges, rates and rents, charges and fees for vaults, charges for public and private utilities, excises, levies, license and permit fees and other governmental charges, general and special, ordinary and extraordinary unforeseen and foreseen, of any kind and nature whatsoever which at any time prior to or during the term of this Agreement may be assessed, levied, confirmed, imposed upon or grow or become due and payable out of or in respect of, or become a lien on, (A) the Property or any part thereof or any appurtenances thereto, or the sidewalks, streets or vaults adjacent thereto or upon any personal property located on, or used in connection with, the Property, (B) the rent, income or other payments received by or for the account of Owner or anyone claiming by, through or under Owner, (C) any use or occupation of the Property, (D) such franchises, licenses and permits as may be appurtenant to the use of the Property and (E) any document to which Owner is a party transferring an interest or estate in the Property.

(l) Waivers of Liens. With respect to work undertaken by or at the direction of Manager, and provided that funds are made available for such purpose by Owner, Manager shall use all reasonable efforts to obtain all waivers of liens necessary to keep the Property free and clear of all mechanics’ and materialmen’s liens in connection with any work to be performed on the Property, and Manager shall not make any payment for material lienable work without first using all commercially reasonable efforts to obtain an appropriate lien waiver from the general contractor (it being acknowledged and agreed that Manager shall have no obligation hereunder to obtain lien waivers from any subcontractors). If Manager becomes aware of the filing of any mechanic’s or materialmen’s lien against the Property, it shall promptly advise Owner in writing and shall, at Owner’s request, take such steps as Owner may direct in order to cause such lien to be bonded over or otherwise discharged of record. Manager shall monitor any construction activities by Tenants and use commercially reasonable efforts to ensure compliance by Tenants with any Lease provisions relating to liens. In no event shall Manager have liability to Owner for payment in respect of any such lien, nor shall Manager be in default hereunder be virtue thereof, unless Manager has failed to comply with this Paragraph 3(l).

(m) Leasing.

(i) Owner shall retain brokers upon terms and conditions generally prevailing in the market in which the Property is located. Manager will provide to Owner quarterly leasing activity reports for any and all space being marketed. Manager agrees to use its reasonable and good faith efforts to have the Property fully rented to Tenants acceptable to Owner and at rates and on other terms acceptable to Owner, and, in connection therewith, Manager shall oversee brokers and assist to seek to secure and negotiate Leases and renewals of leases at appropriate times, in accordance with the leasing guidelines as determined by Owner from time to time. Manager shall keep Owner informed on a regular basis as to the progress of all significant negotiations. Owner shall provide Manager with a standard form lease, consistent with other forms of office building leases, to be used in all Lease negotiations. Except as otherwise provided in this Agreement or as the Manager is otherwise instructed by Owner, Owner shall execute all Leases and Lease amendments.

(ii) Owner shall deliver to Manager copies of all Leases and any modifications or renewals thereof.

(n) Payments of Expenses; Rebates.

(i) If requested by Owner, Manager shall forward all billing statements and invoices for property management and operation to Owner after Manager approves the same. Owner reserves the right to pay any third parties directly based on invoices received by Manager or Owner. Unless otherwise specified herein, all of Manager’s compensation under this Agreement shall be paid on a monthly basis as described herein.

(ii) Manager shall use reasonable efforts to obtain for Owner all discounts, rebates and other favorable terms that may be available to Manager in connection with any costs or expenses Manager shall incur under this Agreement. All such discounts, rebates and other favorable financial arrangements shall accrue solely to the benefit of Owner and may not be retained by Manager.

(o) Assistance with Proposed Sale. At Owner’s request, Manager agrees to cooperate with and assist Owner in any attempt (s) by Owner (i) to sell or otherwise transfer any or all of its interest in the Property, or (ii) to obtain financing in connection with its Ownership of the Property. Such cooperation shall include, without limitation, as reasonably requested by Owner: answering prospective purchasers’ and lenders’ questions about the Tenants, the Leases or any other matter involving the Property; preparing rent roll and financial reports; preparing a list of all personal property used at the Property or in its operation; preparing schedules of contracts and other schedules; and obtaining estoppel certificates and subordination agreements from Tenants with respect to any such transfer or financing. Such cooperation shall not, however, require Manager to make representations or warranties or enter into agreements with any party other than Owner.

4. Limitations on Manager’s Powers and Authority.

(a) Limitation on Expenditures. Except to the extent provided for in any Approved Annual Budget or as otherwise specifically provided in this Agreement with respect to emergency situations or otherwise, Manager shall not, without the prior written approval of Owner, incur any single expense (or group of related expenses) for a repair, alteration, service, supply or other matter whatsoever which would involve a cost in excess of $50,000.

(b) Prohibited Action. Unless Owner otherwise directs in writing or any governmental authority directs Manager, Manager shall not, and shall have no authority to, take any action in contravention of this Agreement.

5. Budgets.

Except with respect to emergency expenditures (as and to the extent herein provided) or as otherwise expressly provided herein, Manager shall not incur any costs or expenses (excluding costs and expenses for which Owner will be reimbursed by Tenants) in connection with the operation and maintenance of the Property during any calendar year (an “Operating Year”), except within the limitations established by the Approved Annual Budget for such Operating Year. The first Operating Year shall be the period from the date hereof through December 31, 2006. For the purposes hereof, the term “Approved Annual Budget” shall mean the “Approved Annual Budget” as defined in the Westcore Jay Partnership Agreement.

6. Books, Accounts, Records, Reports and Remittances.

(a) Books and Records. Manager shall establish and maintain customary records and documentation pertaining to the operation and maintenance of the Property. If directed by Owner, all accounting and reporting functions shall be handled, and all corresponding records maintained, in Owner’s office. All books, records, files and documentation relating to the Property shall be and remain the property of Owner, and shall be delivered to Owner within a reasonable period of time after request or termination of this Agreement, whichever shall first occur.

(b) Bank Accounts. Manager shall establish in the name of Owner, and in accordance with the requirements of which Owner notifies Manager in writing of any lenders holding a security interest in all or a portion of the Property, one or more bank accounts into which shall be deposited all rent and other sums received by Manager or its agents from or in connection with the Property and from which the expenses of the Property, including Manager’s fees hereunder, shall be paid.

(c) Security Deposits. Unless otherwise instructed by Owner, Manager shall deposit all security deposits in an account in the name of Owner. To the extent not delivered to Owner’s lender in accordance with Owner’s loan documents, Manager shall forward to Owner any letters of credit which are received as security for Leases.

(d) Reports. For each Operating Year, Manager shall send the reports described below to Owner within the time periods set forth below. If Manager fails to timely provide any of the reports below, Owner shall be entitled to injunctive relief as its sole remedy (it being acknowledged and agreed by the parties that Owner shall not be entitled to monetary damages for failure to timely provide any reports, nor shall same constitute a default for purposes of Paragraph 9(a) hereof:

(i) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the close of each Operating Year, a consolidated balance sheet of Owner as of the end of such Operating Year together with related consolidated statements of income and partners capital, cash flows and changes in financial position for such Operating Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Operating Year and all prepared in accordance with generally accepted accounting principles applied on a consistent basis. Notwithstanding the foregoing, the parties acknowledge and agree that the financial statements will not include straight line rent and bad debt reserves.

(ii) Monthly Reports. Manager will close the books of Owner on the twenty-fifth (25th) of each month (provided that within fifteen days after the end of each calendar quarter Manager shall, to the extent not previously provided, provide information for the full quarter-ending month, including any stub period) and, by the tenth (10th) day of the following month, will send to Owner monthly reports (which shall include information that is available under Manager’s standard financial reporting package as more specifically described in Exhibit B). All such monthly financial statements shall be subject to year-end adjustments.

(iii) SEC Reporting. Manager shall provide, or cause to be provided, to Owner copies of and shall grant Owner access to, such factual information (the “Disclosure Information”) as may be reasonably requested by Owner and is in Manager’s possession to enable Dividend Capital Total Realty Trust (“Dividend Capital”) to make the necessary filings as and when such filings with the Securities and Exchange Commission are required and to otherwise permit Dividend Capital to comply with laws applicable to public companies, generally. Manager shall allow or cause its Affiliates to allow Owner’s and Dividend Capital’s auditors to conduct such audits of Owner and the Properties and shall cooperate (at no cost to Manager or its Affiliates) with Owner’s and Dividend Capital’s auditors in the conduct of such audits. Neither Manager nor its Affiliates shall have any obligation to assume any liability as a result of such cooperation, and Owner acknowledges and agrees that all Disclosure Information delivered by Manager or its Affiliates to Owner, Dividend Capital or their respective auditors is delivered as a convenience only and without representation and warranty with respect thereto, and that any reliance on or use of such Disclosure Information shall be at the sole risk of Owner, Dividend Capital or such auditors, as the case may be. Without limiting the generality of the foregoing, Owner acknowledges and agrees that none of Manager, any of its Affiliates or the person or entity which prepared such Disclosure Information delivered to Owner, Dividend Capital or their respective auditors shall have any liability to Owner, Dividend Capital or any other person for any inaccuracy in or omission from any Disclosure Information. Manager shall be reimbursed, at cost, by Owner for any other time spent on preparing and delivering such Disclosure Information to the extent the same is not a part of Manager’s standard financial reporting package as more specifically described in Exhibit B and has been requested by Owner, Dividend Capital or their respective auditors.

(e) The appropriate personnel of Manager shall, at no cost to Dividend Capital or Owner, make themselves reasonably available to Dividend Capital’s or Owner’s respective accounting personnel and their respective auditors to allow them to conduct such financial reviews as are appropriate for public companies.

(f) Accounting. Owner agrees that all accounting and reporting functions of Manager shall be performed pursuant to Manager’s standard reporting and accounting procedures (as described on Exhibit B attached hereto) and on Manager’s accounting software existing as of the date hereof (which is currently Yardi), as the same may be modified by Manager at Manager’s discretion. In the event that pursuant to the provisions of this Agreement or otherwise Owner or Dividend Capital requires any accounting or reporting to be performed by Manager beyond that which is included in Manager’s standard accounting and reporting procedures as described above (including, without limitation, any upgrades and/or conversion to Manager’s systems necessary to translate such accounting and reporting information or functions to Dividend Capital’s platform), then, as provided for in the Westcore Jay Partnership Agreement, the cost thereof shall be borne by Dividend Capital and shall not be an expense of Owner or Manager.

7. Insurance.

(a) Owner shall maintain a policy of public liability insurance for property damage and personal injury (including death) in an amount of not less than the greatest of (i) $2,000,000 combined single limit, (ii) such amount as is required by any lender holding a security interest in any portion of the Property, and (iii) such amount as is customary in the market in which the Property is located. Owner, Owner’s designees and Manager, as well as any person or entity reasonably designated by Manager (including, without limitation, any subagents retained by Manager with respect to the management and/or leasing of the Property) shall be named as insured parties under such policy. Owner shall also maintain customary types and levels of casualty insurance covering the Property.

(b) Manager shall maintain or cause to be maintained, at its sole cost and expense, (i) all legally required insurance coverage relating to its employees, including, but not limited to, Workers Compensation, Employers Liability and Non-Occupational Disability Insurance, (ii) “All Risk” property insurance on Manager’s personal property including but not limited to fixtures, furnishings, equipment, furniture, inventory and stock; (iii) commercial general liability with a per occurrence limit of not less than $1,000,000 and $2,000,000 general aggregate; (iv) business auto liability with a per accident limit of not less than $1,000,000 covering all owned, non-owned and hired vehicles used in connection with the Property; (v) professional liability insurance with a per occurrence limit of not less than $1,000,000; and (vi) Crime/Employee Dishonesty Insurance covering all employees and officers of Manager who may handle, have access to, or be responsible for, Owner’s monies with a limit of no less than $500,000.

8. Compensation – Property Management Fee and Construction Management Fee.

(a) Amount and Payment. As its compensation for the performance of its obligations under this Agreement, Owner shall pay Manager the fees described in this Paragraph 8.

(b) Gross Income. For the purposes of this Paragraph 8, the “gross income actually collected from the operation of the Property” for any month shall include all sums which Owner actually receives under Leases or otherwise from the operation of the Property for such month as (i) fixed rent (as the same may be increased under any Lease by any consumer price index or other escalation mechanism), (ii) late rental payment penalties under Leases, (iii) lease cancellation payments made by Tenants, (iv) parking revenues, and (v) any other fees, charges or other payments for the use or occupancy of Owner’s property or for any services, equipment or furnishings provided in connection with and ancillary to such use or occupancy, including tax and expense escalation and pass-through payments required under Leases. The term “gross rentals actually collected from the operation of the Property” shall exclude (x) the amount of any construction costs reimbursed by Tenants (but construction costs that are amortized and paid over time or are included as increased or additional rent or other fees paid by Tenants shall not be so excluded) and (y) any security deposits, except to the extent such security deposits are applied to the payment of rent.

(c) Property Management Fee. Owner shall pay Manager a market-level property management fee not to exceed five percent (5%) of gross income actually collected from the operation of the Property. Such fee shall be payable on a monthly basis, in arrears, no later than the tenth (10th) day of each month based on the prior month’s gross income actually collected from the operation of the Property.

(d) Construction Management Fee. Manager shall receive a fee for arranging for the bidding, contracting, inspecting, reporting and coordinating of any remodeling and construction requested by Owner which occurs on or about the Property, including, without limitation, tenant common areas. Said fee for the above services shall be calculated in the manner set forth on Exhibit A attached hereto. In the event that any of such work is requested by Owner, Manager shall be responsible for selecting the general contractor and monitoring the contracting and completion of the improvements within the guidelines specified in the general contractor’s and subcontractors’ bid proposals and shall use reasonable efforts to ensure that said contractors exercise due diligence within the time frame so specified, provided that Manager shall not be financially liable for, or otherwise be in default hereunder as a result of, any delays which cause any completion dates to be missed.

(e) Reimbursement of Expenses. Without limiting the compensation payable under this Paragraph 8, Manager shall be reimbursed for all out-of-pocket costs incurred by Manager in connection with its performance of its obligations hereunder, including, without limitation, the salaries and benefits payable to on-site employees or with respect to any other employees of Manager or any Affiliate thereof performing services with respect to the Property (provided that, with respect to any employees who also perform services for properties other than the Property, equitable allocations shall be made to the Property), monthly lease payments for on-site management office, the cost of all supplies, materials, tools and equipment, the cost of data processing and accounting, and all reimbursable expenses payable under any sub-management or leasing agreements (but not sub-management fees or similar fees thereunder), all subject to the limitations of the Approved Annual Budget or as otherwise approved in writing by Owner. Without limitation of the foregoing, Manager shall be reimbursed for any costs or expenses that pertain to duties performed by Manager that are beyond the scope of duties typically and customarily performed by property managers managing real property similar to the Property in the locality in which the Property is situated to the extent such costs and expenses are pre-approved in writing by Owner (whether or not such costs and expenses are included in the Approved Annual Budget). Notwithstanding any other provision herein or in any Approved Annual Budget, the following costs shall not be reimbursable by Owner to Manager:

(i) costs relating to bookkeeping services required to be performed by Manager hereunder that are a part of Manager’s standard financial reporting package as more specifically described in Exhibit B, unless such costs are approved by Owner in writing to Manager (provided that in the event of any conflict between the provisions of Paragraph 6 hereof and this clause (i), then the provisions of Paragraph 6 shall control);

(ii) salaries and payroll expenses of Manager’s executives.

(iii) salaries and payroll expenses of Manager’s non-executive personnel, except maintenance personnel billed on an hourly or other periodic basis and subject to the limitations in the Approved Annual Budget, except to the extent such expenses are paid or reimbursed by Tenants;

(iv) except as otherwise provided in this Paragraph 8, Manager’s off-site overhead and general administrative expenses, except that long distance telephone, fax, overnight delivery, courier, registered mail, copying, entertainment (such entertainment expenses being subject to Owner’s prior approval), uniforms, two-way radios, document storage and retrieval for financial records pertaining to the Property and/or Owner, and computer and technology expenses (including, without limitation, software licensing) where such charges are directly related to the operation of the Property, shall be reimbursable by Owner;

(v) premiums for insurance required to be maintained by Manager or any of its subcontractors hereunder; and

(vi) except as otherwise provided in this Paragraph 8, costs of Manager’s principal and branch offices, except any on-site office maintained on the Property by Manager.

9. Termination.

(a) Termination for Cause or Default.

(i) If either Owner or Manager shall default in the performance of any of its material obligations or breach their respective representations and warranties under this Agreement, the other party (“Non-Defaulting Party”) shall provide the defaulting party (“Recipient”) with written notice thereof setting forth the nature of the default, and the Recipient shall have (i) ten (10) days to cure a monetary default or (ii) thirty (30) days to cure a non-monetary default; provided, however, that if the nature of the alleged non-monetary default is such that it cannot reasonably be cured within thirty (30) days, the Recipient may cure such default by commencing in good faith to cure such default promptly after its receipt of such written notice and thereafter prosecuting the cure of such default to completion with diligence and continuity. If the recipient does not cure the default within the grace period specified in the preceding sentence, the Non-Defaulting Party may elect to terminate this Agreement upon five (5) days written notice and, upon the expiration of such five-day period, this Agreement shall terminate, and, regardless of whether the Non-Defaulting Party elected to terminate the Agreement, the Non-Defaulting Party shall have the right to pursue all other legal remedies to which the Non-Defaulting Party may be entitled.

(ii) In the event of “cause”, Owner may elect to terminate this Agreement upon five (5) days written notice and, upon the expiration of such five-day period, this Agreement shall terminate. As used herein, “cause” shall mean that (x) Marc Brutten, Owen Frost and/or Don Ankeny is found, by final determination of a court of competent jurisdiction, to have committed fraud against Owner or misappropriation of Owner’s funds, (y) Manager makes a voluntary filing for protection under the bankruptcy laws, or (z) either (1) Manager is not controlled by one or more of Marc Brutten, Owen Frost and/or Don Ankeny (or, if all of the foregoing individuals are disabled or deceased, other individuals currently or at any future time associated with Manager and reasonably acceptable to Owner), or (2) at least fifty percent (50%) of Manager is not owned, directly or indirectly, by one or more of such individuals, Manager’s employees (or employees of Affiliates of Manager), their immediate family members and/or trust and estate planning vehicles established for the benefit of the family members of any of such individuals.

(iii) Notwithstanding anything to the contrary contained herein, Owner shall have the right to terminate this Agreement upon the giving of thirty (30) days prior written notice to Manager if WP Jay, LLC, a Delaware limited liability company, is removed as managing partner of Owner for “Cause”, as such term is defined, and in accordance with the procedures set forth, in the Westcore Jay Partnership Agreement.

(b) Termination At-Will.

(i) Notwithstanding anything to the contrary contained herein, Manager shall have the right to terminate this Agreement, upon the giving of sixty (60) days prior written notice to Owner, without cause and for any or no reason whatsoever, and without the payment of any cancellation penalty (it being agreed that, in the event of any such termination, Manager shall nevertheless be entitled to be paid all amounts due and owing hereunder through and including the effective date of termination).

(ii) Notwithstanding anything to the contrary contained herein, Owner shall have the right to terminate this Agreement without cause and for any or no reason whatsoever, upon the giving of thirty (30) days prior written notice to Manager. If Owner terminates this Agreement pursuant to this Paragraph 9(b)(ii) during the initial Term of this Agreement (e.g. prior to any automatic renewals), Owner shall, within fifteen (15) days of the giving of such notice, pay to Manager as a termination fee, an amount equal to one year’s fees which would have otherwise been payable pursuant to Paragraph 8(c) (such fee to be based on the gross income actually collected from the operation of the Property for the twelve (12) month period ending with the last full month prior to the effective date of such termination) (it being agreed that, (i) Owner acknowledges that, as a result of the payment of such termination fee and the payment of the property management fee payable pursuant to Paragraph 8(c), Manager shall have received an amount equal to a total of up to 10% of the gross income actually collected from the operation of the Property for the twelve (12) month period ending with the last full month prior to the effective date of such termination, and (ii) in the event of any such termination, Manager shall nevertheless be entitled to be paid all amounts due and owing hereunder through and including the effective date of termination).

(c) Partial Termination Upon Transfer of Portion of Property. This Agreement shall automatically terminate with respect to any portion of the Property that is sold, transferred, conveyed or otherwise disposed of by Owner effective as of the date of such transfer, including, without limitation, pursuant to the foreclosure of any mortgage or deed of trust encumbering all or any portion of the Property without payment of the fee pursuant to Paragraph 9(b)(ii), but shall remain in full force and effect with respect to all portions of the Property not so sold, transferred, conveyed or otherwise disposed of. If all of the Property is sold, transferred, conveyed or otherwise disposed of by Owner, then this Agreement shall automatically terminate as of the date of such transfer.

(d) Return of Owner’s Property. Promptly following the expiration or sooner termination of this Agreement, Manager shall pay over to Owner any balance of funds held by Manager on Owner’s account pursuant to this Agreement. As soon as practicable after the expiration or termination of this Agreement, Manager shall transfer to Owner or its designee all books, records, Leases, agreements, correspondence, keys, plans and all other documents or items relating to the Building(s) or the Property which are in the possession of Manager. The provisions of this Paragraph 9(d) shall survive any expiration or termination of this Agreement.

(e) Effect of Termination. Upon any termination of this Agreement, (A) Manager shall be entitled to be paid all amounts due and owing hereunder through and including the effective date of such termination, (B) Owner’s appointment of Manager hereunder shall cease and terminate and Manager shall no longer have any authority to represent Owner or take or cause to be taken any actions on Owner’s behalf, (C) all of Manager’s obligations hereunder shall cease, except for such obligations as are expressly stated herein to survive such termination, and (D) Manager shall no longer have any liability to Owner under this Agreement, except for such liabilities as are expressly stated herein to survive such termination.

10. Indemnification.

(a) Liability. Manager shall not be liable, responsible or accountable in damages or otherwise to Owner for any act or omission performed or omitted by it in good faith on behalf of Owner and in accordance with the Management Standards in a manner believed by it in its good faith discretion to be within the scope of authority granted to it by this Agreement.

(b) Owner’s Indemnification. In any threatened, pending or completed action, suit, or proceeding to which Manager or any of its managers, members, shareholders, directors, officers, principals, partners, employees or agents, including without limitation, any subagents retained with respect to the management and/or leasing of the Property (collectively, “Manager’s Indemnitees”) was or is a party, or is threatened to be made a party, by reason of holding the position of Manager (or the position of Manager’s manager, member, shareholder, director, officer, principal, partner, employee or agent, including without limitation, any subagent retained by with respect to the management and/or leasing of the Property), involving an alleged cause of action for damages arising from activities performed within the scope of Manager’s authority under this Agreement, Owner shall indemnify, defend and hold harmless Manager and Manager’s Indemnitees from and against any and all claims, liabilities, damages, losses, actions, costs and expenses, including attorneys’ fees, judgments, and amounts paid in settlement, except to the extent resulting from the gross negligence, or intentional misconduct of Manager or Manager’s Indemnitees (it being acknowledged and agreed that Owner shall have no liability hereunder for or in respect of any consequential, special or punitive damages).

(c) Manager’s Indemnity of Owner. Manager shall indemnify and defend Owner and its Affiliates, together with the past, present and future trustees, partners, directors, officers, shareholders, agents and employees of each of them (“Owner’s Indemnitees”), against and hold Owner and such other Owner’s Indemnitees harmless from any and all losses, costs, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees, arising out of any action taken by Manager that is outside the scope of this Agreement (unless otherwise authorized by Owner), any gross negligence or willful misconduct of Manager or any of its officers, partners, directors, agents or employees, in connection with this Agreement or Manager’s services or work hereunder (it being acknowledged and agreed that Manager shall have no liability hereunder for or in respect of any consequential, special or punitive damages).

(d) Effect of Insurance on Indemnitees. Notwithstanding anything to the contrary contained herein, Manager and Owner agree that each will not make any claim against or seek to recover from the other (or from either of their respective managers, members, shareholders, directors, officers, principals, partners, employees or agents) for any loss or damage to its property or the property of others to the extent such loss or damage is covered by insurance; provided, however, that this sentence shall be void and of no force and effect if it would invalidate any insurance policy affecting the Property or covering Manager or Owner.

(e) Survival. The provisions of this Paragraph 10 shall survive the expiration or any earlier termination of this Agreement.

11. Timely Performance; Approval by Owner.

Owner and Manager shall each perform all of their respective obligations under this Agreement in a proper, prompt and timely manner. Each shall furnish the other with such information and assistance as the other may from time to time reasonably request in order to perform its respective responsibilities hereunder. Owner and Manager each shall take all such actions as the other may from time to time reasonably request and otherwise cooperate with the other so as to avoid or minimize any delay or impairment of each party’s performance of its obligations under this Agreement.

12. Assignment.

Manager may not assign this Agreement in whole or in part without the prior written consent of Owner, other than to an entity controlled, directly or indirectly, by Marc Brutten, Don Ankeny and/or Owen Frost. Notwithstanding the foregoing, Owner agrees that Manager may, at its sole cost and expense, delegate any or all of its duties with respect to the Management Activities to a third party, including, without limitation, an Affiliate of Manager or a third party manager or a sub-manager; provided, however, that: (i) Manager shall exercise commercially reasonable efforts to supervise such third party in the performance of the applicable duties; (ii) the cost of employing such third party shall be borne entirely by Manager and no part of the compensation of such third party shall be paid by Owner (it being agreed that no such delegation shall reduce any fees or other sums due to Manager hereunder); and (iii) such third party shall be considered to be Manager’s agent for all purposes hereunder and at law.

13. Notices.

(a) General. Except as set forth in Paragraph 13(b) below, any and all notices or other communications given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered, if personally delivered, or upon the business day following delivery by Federal Express or other similar overnight courier, or upon confirmation of facsimile delivery (provided that a copy of such facsimile shall also be sent by U.S. Mail) and addressed to the parties at the following addresses:

If to Manager:

Wellcorp Properties, LLC

879 West 190th Street, Suite 110

Gardena, California 90248

Facsimile: (310) 324-6550

Attention: Owen Frost

with a copy at the same time to:

Duval & Stachenfeld LLP

300 East 42nd Street, Third Floor

New York, New York 10017

Facsimile: (212) 883-8883

Attention: Terri L. Adler, Esq.

If to Owner:

c/o Westcore Properties, LLC

879 West 190th Street, Suite 110

Gardena, California 90248

Facsimile: (310) 324-6550

Attention: Owen Frost

with a copy at the same time to:

Duval & Stachenfeld LLP

300 East 42nd Street, Third Floor

New York, New York 10017

Facsimile: (212) 883-8883

Attention: Terri L. Adler, Esq.

with a copy at the same time to:

Dividend Capital Total Advisors

518 17th Street, Suite 1700

Denver, Colorado 80202

Facsimile: (303) 869-4602

Attention: Gregory M. Moran

with a copy at the same time to:

Seyfarth Shaw LLP

55 E. Monroe Street, 42nd Floor

Chicago, Illinois 60603

Facsimile: (312) 269-8869

Attention: Joel D. Rubin, Esq.

Any notice delivered by either party in any manner other than those described above shall be deemed properly given when received. Either party may change its address for the giving of notices under this Agreement by delivering to the other party ten (10) days’ written notice of such change of address. Any notice, delivery of which is refused, or which cannot be delivered because of a changed address of which no notice was given, shall be deemed to have been received as of the date of such refusal or inability to deliver.

(b) Emergency and Facsimile Notices. Either party may give the other notice of emergency situations orally (personally, by telephone or otherwise) or by telecopy, telex, telegram or other method.

14. Estoppel Certificate.

Within ten (10) business days after request, each party shall provide the other party with a certificate stating whether there have been any amendments to this Agreement, whether this Agreement is in full force and effect, and whether there exists any uncured defaults by Owner or Manager under this Agreement, and such other matters as such party may reasonably request.

15. Miscellaneous.

This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be modified, amended or terminated, nor may any term or provision hereof be waived or discharged, except in writing signed by the party against whom such amendment, modification, termination, waiver or discharge is sought to be enforced. All of the terms of this Agreement, whether so expressed or not, shall be binding upon the respective successors and permitted assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. If any of the provisions of this Agreement shall to any extent be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The headings of this Agreement are for purpose of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any reference in this Agreement to any one gender, masculine, feminine or neuter, includes the other two, and the singular includes the plural, and vice versa, unless the context otherwise requires. Time is of the essence of this Agreement.

16. Subordination; Limitation on Obligation of Manager.

This Agreement shall be subject to the terms of any subordination or similar agreement entered into by and between Manager, Owner (if applicable) and any lender holding security investment in all or any portion of the Property (including, without limitation, any agreement executed by Owner in favor of Wachovia Bank, N.A. Notwithstanding anything to the contrary contained in this Agreement, if Owner is required to provide funds for, or pay for the cost of, any matter or thing of any kind or nature in connection with the performance of any covenant, agreement or other obligation of Manager hereunder, or if funds are not otherwise available from the operation of the Property to provide for the foregoing, and Owner fails to pay such cost or otherwise make such funds available to Manager, then Manager shall not be obligated to perform any such covenant, agreement or other obligation unless and until Owner pays such cost or makes such funds available to Manager hereunder. In addition, if Owner fails to provide funds to operate the Property in accordance with the Management Standards, such failure shall constitute a default of Owner hereunder and the provisions of Paragraph 9(a) shall apply.

[Signatures on following page]

IN WITNESS WHEREOF, Owner and Manager have executed this Management Agreement as of the day and year first above written.

OWNER

WESTCORE JAY, LLC, a Delaware limited liability company

By:	Westcore Jay Partners, a Delaware general partnership, its sole member

	By:	WP Jay, LLC, a Delaware limited liability company, its managing partner

		By:	/s/ Manish Malhotra
		Name:	Manish Malhotra
		Title:	Vice President

MANAGER

WELLCORP PROPERTIES, LLC, a Delaware limited liability company

By:	/s/ Manish Malhotra
Name:	Manish Malhotra
Title:	Vice President

EXHIBIT A

Construction Management Fee Schedule

I. Capital Improvements. In accordance with the terms of Approved Annual Budgets and upon written request and/or approval of Owner, Manager shall, from time to time during the term hereof, at Owner’s expense, cause to be made all required capital improvements, replacements, or repairs to the Property. All major repairs and capital replacements shall managed on behalf of Manager by a person who specializes in construction projects for the Manager. The Manager shall be paid a construction management fee as set forth below:

Cost of Construction[1]	Construction Management Fee
$50,000 or less	5% of the amount

$50,001 - $200,000	4% of the amount between $50,001 and $200,000, plus that calculated above for lower amounts

$200,001 - $350,000	3% of the amount between $200,001 and $350,000, plus that calculated above for lower amounts

Over $350,000	2.5% of the amount above $350,000, plus that calculated above for lower amounts

The construction management fee shall be paid upon the completion of the construction and written acceptance of the work by the Owner or, if earlier, the termination of such construction. The construction management fee shall be based on the actual cost of the project, including any change orders approved by Owner.

II. In connection with all improvements, replacements, or repairs to the Property (the “Work”), the Manager shall do the following, each at the Owner’s cost and expense:

A. prepare a detailed list of the Work to be performed and review the preparation of all plans for the construction of all improvements and repairs to the Property. Except for any Work which is anticipated to cost less than $20,000, the plans for the Work to be performed shall be submitted to the Owner for its approval;

B. except for any Work which is anticipated to cost less than $20,000, supervise the preparation of all bid documents which shall be distributed to at least two (2) contractors on Manager’s list of approved contractors;

[1]	The cost of construction shall include all hard costs, soft costs, administrative costs and any other cost relating to the applicable construction project.

A-1

C. except for any Work which is anticipated to cost less than $20,000, receive all submitted bids and evaluate such bids. In evaluating the submitted bids, Manager shall evaluate the price listed in the bid, the timeliness of the work to be performed as stated in the bid, the reputation of the contractor submitting the bid, and any other relevant factors that Manager determines should be taken into account when evaluating the submitted bids. Once Manager evaluates all the submitted bids, Manager shall recommend to Owner the bid, if any, it believes is the best and shall explain to Owner why the recommended bid is the best. Once Owner determines which bid to accept, Manager shall contact the contractor with the approved bid to award the contract;

D. review, inspect, and oversee the construction of all improvements, replacements, or repairs to the Property to determine that all said improvements, replacements, and repairs generally comply with the construction contract requirements and all applicable laws, including but not limited to local building codes and ordinances, it being acknowledged and agreed that (i) Owner shall bear the cost of any testing, inspections, or certifications required in connection with the foregoing and (ii) Manager shall have no liability if any improvement, replacement or repair fails to comply with any legal or contractual requirements, so long as Manager uses commercially reasonable efforts to oversee the contractor performing the Work);

E. determine when all improvements, replacements, or repairs to the Property are completed;

F. except for any Work which is anticipated to cost less than $20,000 or for Work for which a single payment will satisfy the obligation, prepare a draw package for the disbursement of funds to the Contractor. The draw package or single payment invoices shall be submitted to Owner for its approval;

G. ensure that all guaranties and warranties for the materials, labor, and for work in connection with or relating to the Work shall be in the name of the Owner or shall be assigned to Owner upon the completion of the Work; and

H. after receiving written lien waivers from all general contractors in connection with the Work, and/or taking any and all steps necessary to release or otherwise prevent perfection or enforcement of any liens filed or recorded against the Property in connection with the construction of any and all material improvements or replacements or repairs to the Property, all as reasonably determined by Manager, and/or after receiving written approval from Owner, disburse all funds to the proper and correct parties.

To the extent that material Work is ongoing, Manager shall provide written reports to Owner, no less frequently than once a month, summarizing the repairs, improvements, and replacements being constructed on the Property, as well as such other reports with respect to construction, repair and capital improvement projects as Owner may reasonably request. These reports shall, among other things, summarize any material problems or issues that may arise in connection with said construction.

A-2

EXHIBIT B

Manager Standard Accounting

1.	Asset management report;

2.	Balance sheet;

3.	Income statement;

4.	Budget comparison report;

5.	Cash flow projection;

6.	Equity schedules;

7.	Rent roll;

8.	Aged receivables report;

9.	Payable aging detail;

10.	Expense distribution;

11.	Check detail;

12.	Trial balance;

13.	General ledger; and

14.	Bank statements/reconciliations.

B-1

SCHEDULE 1

PROPERTY DESCRIPTION

All of the real property in the City of Santa Clara, County of Santa Clara, State of California, described as follows:

PARCEL ONE:

ALL THAT PORTION OF LAND DESCRIBED AS “PARCEL 1” IN THAT CERTAIN NOTICE OF LOT LINE ADJUSTMENT FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA ON AUGUST 11, 1998 UNDER RECORDER’S SERIES NO. 14328763, OFFICIAL RECORDS, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

THAT CERTAIN REAL PROPERTY SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF SANTA CLARA, CITY OF SANTA CLARA, BEING ALL OF LOT 14, TRACT NO. 2971, AS SHOWN ON MAP FILED IN BOOK 253, PAGES 28 AND 29, OF MAPS. IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, AND ALL OF PARCEL B, AS SHOWN ON THAT CERTAIN MAP ENTITLED, “PARCEL MAP LOTS 13, 24 & 25 TRACT #2971 CITY OF SANTA CLARA, CALIFORNIA FOR COLDWELL BANKER & CO.”, FILED IN BOOK 289 OF MAPS, AT PAGE 8, IN THE OFFICE OF SAID RECORDER, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWESTERLY CORNER OF SAID PARCEL B; THENCE NORTHERLY ALONG THE NORTHWESTERLY BOUNDARY OF SAID PARCEL, NORTH 01° 00’ 10” EAST A DISTANCE OF 600.00 FEET; THENCE SOUTH 88° 59’ 50” EAST A DISTANCE OF 546.06 FEET, THENCE SOUTH 00° 59’ 48” WEST A DISTANCE OF 300.00 FEET; THENCE NORTH 88° 59’ 50” WEST A DISTANCE OF 65.00 FEET; THENCE SOUTH 00° 59’ 48” WEST A DISTANCE OF 300.00 FEET; THENCE NORTH 88° 59’ 50” WEST A DISTANCE OF 481.12 FEET TO THE POINT OF BEGINNING.

PARCEL TWO:

AN EASEMENT FOR AN UNDERGROUND STORM DRAINAGE PIPELINE AND INCIDENTAL PURPOSES THERETO AS GRANTED IN THAT CERTAIN GRANT OF STORM DRAINAGE EASEMENT, RECORDED FEBRUARY 27, 1998, UNDER RECORDER’S SERIES NO. 14075938, OFFICIAL RECORDS OVER THE FOLLOWING DESCRIBED PROPERTY:

A 15.00 FOOT WIDE STRIP OF LAND SITUATE IN THE CITY OF SANTA CLARA, COUNTY OF SANTA CLARA, STATE OF CALIFORNIA AND BEING A PORTION OF PARCEL “A”, AS SAID PARCEL IS SHOWN ON THAT CERTAIN PARCEL MAP FILED FOR RECORD IN BOOK 288 OF MAPS AT PAGE 54, RECORDS OF SANTA CLARA COUNTY, THE WEST LINE OF SAID STRIP BEING DESCRIBED AS FOLLOWS:

BEGINNING AT POINT ON THE WESTERLY LINE OF SAID PARCEL “A”, DISTANCE THEREON SOUTH 0° 59’ 48” WEST 10.55 FEET FROM THE MOST NORTHWESTERLY CORNER OF SAID PARCEL “A”, SAID POINT BEING ON SOUTHERLY LINE OF THAT 10 FOOT STORM DRAIN EASEMENT, RECORDED IN BOOK 8230 AT PAGE 344, OFFICIAL RECORDS OF SANTA CLARA COUNTY;

THENCE ALONG SAID WESTERLY LINE OF SAID PARCEL “A”, SOUTH 0° 59’ 48” WEST 258.51 FEET TO A POINT ON SAID WESTERLY LINE DISTANT SOUTH 00° 59’ 48” WEST 7.50 FEET FROM THE NORTHEAST CORNER OF PARCEL 14, AS SAID PARCEL 14 IS SHOWN ON THE MAP OF TRACT NO. 2971, FILED FOR RECORD IN BOOK 253 OF MAPS AT PAGE 28, SANTA CLARA COUNTY RECORDS, SAID POINT BEING THE TERMINUS OF SAID STRIP BEING DESCRIBED.

THE SIDELINES OF SAID 15.00 FOOT WIDE STRIP TO BE PROLONGED OR SHORTENED TO TERMINATE ON SAID SOUTHERLY LINE OF SAID 10 FOOT STORM DRAIN EASEMENT.

APN: 224-09-177